EXHIBIT 4.1

AMENDMENT NO 1
TO
CLASS C COMMON STOCK PURCHASE WARRANT

     This Amendment No. 1 (the “Amendment”), dated June 18, 2010, to the Class C Common Stock Purchase Warrant, issued to Alpha Capital Anstalt (“Holder”) to purchase 1,153,846 shares of the Common Stock of Conolog Corporation (the “Warrant”) is made and entered into as of June 18, 2010, by and between Conolog Corporation, a Delaware corporation (the “Company”) and Holder.

     Capitalized terms not otherwise defined herein have the meaning set forth in the Warrant.

     The parties agree as follows:

1.      Purchase Price. Notwithstanding anything to the contrary in the Warrant, the Purchase Price shall be $0.50 per share.

2.      Section 3.4 Share Issuance. Section 3.4 of the Warrant is hereby amended in its entirety to read as follows:

“3.4 Reserved.

[Intentionally Left Blank]”

3.      Amendments. This Amendment may not be amended, waived, modified, supplemented or terminated in any manner whatsoever except by written instrument signed by the Company and Holder.

4.      Prior Agreements. Except as amended hereby, the terms and provisions of the Warrant shall remain in full force and effect. On and after the date of this Agreement, each reference in the Warrant to the “Warrant” shall mean and be a reference to the Warrant as amended by this Amendment.

5.      Execution of this Agreement. This Amendment may be executed in any number of counterparts, with the same effect as if all the signatures on such counterparts appeared on one document. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.      Binding on Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.      Invalidity. Any provision of this Amendment that may be determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.      Section or Paragraph Headings. Section and paragraph headings used herein are for convenience only and shall not be construed as part of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Class C Common Stock Purchase Warrant as of the date set forth in the first paragraph hereof.

CONOLOG CORPORATION

By: _________________________________
Name: Robert Benou
Title: Chief Executive Officer

ALPHA CAPITAL ANSTALT

By: _________________________________
Name:
Title: